UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 7, 2008
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 Material Impairments.
     On September 9, 2008, Reynolds American Inc. (“RAI”) announced, in addition to restructuring charges and a workforce reduction related to changes planned in the organization structures at RAI and its largest subsidiary, R. J. Reynolds Tobacco Company (“RJRT”), that RJRT was modifying its brand-portfolio strategy. The modification designated RJRT’s premium menthol Kool brand as a support brand rather than as a growth brand.
     Under generally accepted accounting principles in the United States, RJRT is required to test the carrying value of its intangible assets annually, or more frequently if events or changes in circumstances (a “triggering event”) indicate that the asset might be impaired. The decision in the third quarter of 2008 to designate Kool as a support brand triggered testing of its trademark value for possible impairment.
     Based on the discounted cash flow projections of Kool as a support brand, on October 7, 2008, RJRT concluded that the fair value of its Kool trademark was less than its carrying value. As a result, RJRT will record a pre-tax, non-cash impairment charge of approximately $175 million in the third quarter of 2008.
     This impairment will not result in any future cash expenditures. This impairment charge does not affect the cash position of RJRT or RAI.
     A copy of the press release announcing the impairment charge is attached to this Current Report on Form 8-K as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following is furnished as an Exhibit to this Report.

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated October 9, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

	By:	/s/ Frederick W. Smothers

Name: Frederick W. Smothers Title: Senior Vice President and Chief Accounting Officer

Date: October 9, 2008

INDEX TO EXHIBITS

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated October 9, 2008.